UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): January 4, 2012

CAMELOT ENTERTAINMENT GROUP INC.

(EXACT NAME OF REGISTRANT AS SPECIFIED IN CHARTER)

Delaware	000-3078	52-2195605
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(IRS Employee Identification No.)

8001 Irvine Center Drive Suite 400 Irvine CA	92618
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code:	(949) 754 3030

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 8.01	Other Events

During the fourth quarter of 2011, the Company entered into an agreement with JSJ Investments, Inc. (“JSJ”) to provide the Company with investment banking related consulting services and with a minimum monthly infusion of $15,000 to $25,000 as determined by JSJ for an initial period of six months beginning on or about December 9, 2011 and continuing until June 8, 2012 (“Agreement”).

JSJ has also notified the Company that it plans to purchase stock in the open market,. At no time shall the holdings of JSJ, including consideration received as a result of the Agreement, exceed 9.9% of the Company’s outstanding stock. In the event JSJ’s holdings require the filing of any public notices, the Company has agreed to assist JSJ in completing those filings.

As consideration for the investment banking related services and the infusion of cash, the Company will issue a two-year no-interest convertible promissory note to JSJ in the amount of $300,000 (the “Note”), convertible into shares of the Company’s common stock (the “Conversion Shares”) issued at a conversion discount of 50%, with a conversion price per Conversion Share (the “Conversion Price”) based upon the closing bid price on the date the Conversion Shares are cleared for trading by JSJ’s brokerage firm, but in no event shall the Conversion Price  be greater than $.001 per Conversion Share. In the event the Company does not retire the Note  at the end of two years, then the Note shall accrue interest at the rate of 15% per annum until the outstanding principal amount and any accrued interest is paid. The Company will issue JSJ shares of its $0.0001 par value Preferred Stock, the specific series of which is to be determined, which will have a redemption value of no less than $150,000. In the event JSJ realizes gross proceeds in excess of $600,000 from its conversions in connection with the Note, the Preferred Stock issued in connection herewith shall be returned to the Company. The Company will also issue JSJ five per cent (5%) of its Series A Convertible Preferred Stock.

The Company will issue warrants to JSJ enabling them to purchase up to five per cent (5%) of CMGR’s outstanding common stock annually, based upon the issued and outstanding on the effective date and each anniversary date thereafter, for a period of three years at a twenty per cent (20%) discount to the closing bid price on the date of exercise.

In order to reduce the amount of shares of common stock being issued in connection with the Company’s existing convertible promissory notes, the Company will use it best efforts to suspend existing share conversion transactions (excluding those related to accounting, Edgar filings, legal, etc.) that require the issuance of shares in connection with a convertible promissory note during the term of the Agreement, and will keep such suspension in place until the closing bid price of the Company’s common stock is at least $0.0004 for three (3) consecutive business days. In the event conversions are resumed and the bid price falls below $0.0004, the suspensions shall resume in accordance with the above during the term of the Agreement. Also, the Company has agreed not to enter into any other financial transactions that require the issuance of shares in connection with a convertible promissory note during the term of the Agreement, or until JSJ has generated gross receipts of $100,000 or more from any of its Company holdings, without the written approval of JSJ.

The Company will use its best efforts to become current in its regulatory filings and to regain its DTCC eligibility once it is current in its filings. The Company is working toward completing the filing of its annual report on Form 10-K and the subsequent quarterly reports on Form 10-Q.  The Company expects to have its 2010 Form 10-K filed no later than January 31, 2012, with the 2011 Form 10-Q’s filed shortly thereafter. The Company expects no further delays in its annual and quarterly reports during fiscal year 2012. The Company was delayed in filing the 2010 reports due to a number of unforeseen factors that impacted its ability to collect the required information and audit confirmations from third parties, delays connected with the acquisition and maintenance of the Liberation Film Library and the availability of certain professionals crucial to the timely completion of the annual and quarterly filings.  During this time, the Company has provided updated share information at www.otcmarkets.com.

ITEM 9.01	FINANCIAL STATEMENTS AND EXHIBITS

(a)    Exhibits

Exhibit Number	Description

99.1	Press release

99.2	Proposed transaction between JSJ Investments and Camelot Entertainment Group

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the undersigned hereunto duly authorized.

CAMELOT ENTERTAINMENT GROUP, INC.

Dated: January 4, 2011	By:	/s/ Robert P. Atwell
Robert P. Atwell
Chairman